Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of OCZ Technology Group, Inc. on the Post-Effective Registration Statement Amendment No. 1 to Form S-1 on Form S-3 (File No. 333-166990) and related Prospectus, of our report dated May 13, 2011 on the consolidated financial statements for the years ended February 28, 2011 and 2010 appearing in the Annual Report on Form 10-K of OCZ Technology Group, Inc. for the year ended February 28, 2011, as amended.  We also consent to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Sherman Oaks, California
June 17, 2011